Aug. 13, 2007
DTE Energy announces second quarter 2007 earnings
     DETROIT — DTE Energy (NYSE:DTE) today reported second quarter 2007 earnings of $385 million, or $2.20 per diluted share, compared with a reported earnings loss of $33 million, or $0.19 per diluted share in the second quarter of 2006. Reported earnings increased primarily due to the sale of the company’s Antrim Shale gas exploration and production business and increased non-utility earnings.
     Operating earnings for the second quarter 2007 were $101 million, or $0.59 per diluted share, a significant increase compared with a second quarter 2006 operating earnings loss of $1 million, or $0.01 per diluted share. Operating earnings exclude non-recurring items, certain timing-related items and discontinued operations. Operating earnings increased primarily due to increased earnings in the Synthetic Fuel segment and timing-related losses at Energy Trading during second quarter 2006.
     DTE Energy also reported year-to-date cash flow from operations of approximately $998 million. Including synfuel production payments, adjusted cash from operations was approximately $1.2 billion, a 12 percent increase from year-to-date 2006.
     “We had a very productive quarter,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “The completed sale of our Antrim gas exploration and production business and pending sale of a 50-percent interest in a portfolio of our Power and Industrial projects exceeded our expectations and clearly demonstrated our ability to create value and return that value to our shareholders.
     “In addition, I am pleased with the agreement we recently reached on the sale of some base gas at MichCon. This collaborative settlement, which is subject to MPSC approval, calls for MichCon to share the gas sales proceeds with its customers, and provides us the opportunity to earn our authorized return on equity without raising customer base rates until 2010.”
     DTE also reported that its utilities have been performing well this summer. The Fermi 2 nuclear plant recently set a record for continuous generation and has now been online for 378 consecutive days.
     Reported earnings for the six months ended June 30, 2007, were $519 million or $2.95 per diluted share versus $103 million or $0.58 per diluted share in 2006. Year-to-date operating earnings were $253 million or $1.45 per diluted share, compared with $170 million or $0.95 per diluted share in 2006. Reconciliations of reported to operating earnings for both the quarter ended and six months ended June 30, 2007 and 2006, are at the end of this news release.
Second quarter 2007 operating earnings results, by segment:
     Electric Utility: Operating earnings for Detroit Edison were $0.37 per diluted share versus $0.46 in the second quarter of 2006. Drivers of the variance included the temporary rate reduction agreed to in August 2006 as part of the settlement of the show cause proceeding and SAP computer system startup costs partially offset by increased cooling degree days and continued implementation of the company’s cost-reduction program. The temporary rate reduction is approximately $76 million annualized and expires April 13, 2008.

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     Gas Utility: MichCon had an operating earnings loss of $0.01 per diluted share versus a $0.05 loss in the second quarter of 2006. Driving the improvement was better spring heating weather and higher gas sales volumes.
     Coal and Gas Midstream: Operating earnings in this segment, which includes non-utility gas pipelines and storage as well as coal transportation and marketing, were $0.06 per diluted share, equivalent to the second quarter of 2006.
     Unconventional Gas Production: Operating earnings from Antrim and Barnett Shale operations were $0.03 per diluted share, up from $0.01 in the second quarter of 2006. Driving the improvement was increased production from the company’s Barnett Shale wells.
     Power and Industrial Projects: Improvements from the restructuring of the company’s biomass projects and peakers resulted in operating earnings of $0.04 per diluted share, an increase over the loss of $0.02 in the second quarter of 2006.
     Energy Trading: Energy Trading had operating earnings of $0.05 per diluted share versus a loss of $0.13 in the second quarter of 2006. The year ago quarter included timing-related losses.
     Synthetic Fuel: Operating earnings from the Synthetic Fuel segment were $0.21 per diluted share compared with a $0.24 loss in the second quarter of 2006. Earnings improved due to higher production in 2007 and greater reserves recognized in 2006.
     Corporate and Other: The Corporate and Other segment had an operating loss of $0.16 per diluted share compared with a loss of $0.10 in the second quarter of 2006. Driving the performance were higher taxes and interest in 2007.
Outlook for 2007
     DTE Energy reiterated its 2007 operating earnings guidance, excluding synthetic fuel of $450 million to $485 million. Synthetic fuel is expected to add operating earnings of $150 million to $215 million in 2007.
     “The results of our non-utility monetization plan have exceeded our expectations,” said David E. Meador, DTE Energy executive vice president and chief financial officer. “We have repurchased more than $625 million in common stock since December 2006 so we are well on our way to reaching our goal of buying back $900 million in stock by year end while maintaining a strong balance sheet.”
Conference call and webcast information
     This earnings announcement, as well as a package of supplemental financial information, will be available on the company’s website at dteenergy.com/investors.
     DTE Energy plans to conduct a conference call with the investment community hosted by Meador at 9 a.m. EDT Tuesday, Aug. 14, to discuss earnings results and provide a general business update. Investors, the news media and the public may listen to a live internet broadcast of the meeting at dteenergy.com/investors. The telephone dial-in numbers are (800) 500-0311 or (719) 457-2698. There is no passcode. The internet broadcast will be archived on the company’s website. An audio replay of the call will be available from 1 p.m. Aug. 14 to Aug. 28. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 6860543.
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Recent Events and Developments
     Detroit Edison filed a rate case on April 13, 2007. According to the Michigan Public Service Commission’s (MPSC’s) schedule for the case, MPSC staff testimony is due Jan. 18, 2008, the administrative law judge’s proposal for decision is targeted for June 23, 2008, and a final order is expected in the third quarter of 2008.
     Detroit Edison expects to supplement its original filing by mid-September to include recovery of the premium paid to acquire MCN Energy in 2001, and also to include changes based on the recently enacted Michigan Business Tax. The company does not expect the additions to alter the timing of the case.
     MichCon signed a collaborative settlement agreement with all intervening parties on selling certain gas from its storage field. The settlement is subject to and has not yet received MPSC approval.
     MichCon’s gas storage enhancement projects will enable 7.2 billion cubic feet (Bcf) of base gas to become available for cycling. MichCon will deliver 3.6 Bcf of this gas to its customers at a substantial savings to market-priced supplies. The settlement also calls for MichCon to retain the proceeds from the sale of 3.6 Bcf of gas, which MichCon expects to sell in 2008 and 2009. By enabling MichCon to retain the profit from the sale of a portion of this gas, the settlement provides MichCon the opportunity to earn its authorized 11% return on equity without raising customer rates.
     MichCon agreed to not file a base rate case before Jan. 1, 2009. The rate case filing moratorium can be set aside if unanticipated changes in tax law, legislation or new accounting rules will affect MichCon’s annual net income by more than $5 million.
     Non-Utility Monetization Plan: DTE Energy’s sale of its Antrim Shale gas exploration and production business to Atlas Energy Resources LLC for approximately $1.258 billion as adjusted was announced May 20, 2007 and closed June 29.
     DTE Energy announced an agreement to sell a 50 percent interest in a portfolio of 15 power and industrial projects to GE Corporate Lending on June 30. The company expects to realize gross proceeds of approximately $800 million from the sale and a refinancing of the portfolio, which is expected to close by year end.
     In late July, DTE Energy closed the previously announced sale of its Georgetown peaker plant and also entered into an agreement to sell its 50 percent interest in the Crete peaker plant. Combined net proceeds from the sales exceeded the company’s estimate of $50 million. The sale of the Crete interest is subject to receipt of regulatory approval and is expected to close in the second half of 2007.
     Use of Operating Earnings Information — DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.
     Use of Adjusted Cash From Operations — DTE Energy management believes that adjusted cash from operations provides a more meaningful representation of the company’s cash from ongoing operations and uses adjusted cash from operations as a primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses adjusted cash from operations to measure performance against budget and to report to the Board of Directors.

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     In this release, DTE Energy discusses 2007 operating earnings guidance. It is likely that certain items that impact the company’s 2007 reported results will be excluded from operating results. A reconciliation to the comparable 2007 reported earnings guidance is not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and other non-utility, energy businesses focused on gas pipelines and storage, coal transportation, unconventional gas production and power and industrial projects. Information about DTE Energy is available at dteenergy.com.
     The information contained herein is as of the date of this news release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this news release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
     Factors that may impact forward-looking statements include, but are not limited to: the higher price of oil and its impact on the value of production tax credits, or the potential requirement to refund proceeds received from synfuel partners; the uncertainties of successful exploration of gas shale resources and inability to estimate gas reserves with certainty; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws, regulations, and the cost of remediation and compliance, including potential new federal and state requirements that could include carbon and more stringent mercury emission controls, a renewable portfolio standard and energy efficiency mandates; nuclear regulations and operations associated with nuclear facilities; impact of electric and gas Customer Choice programs; impact of electric and gas utility restructuring in Michigan, including legislative amendments; employee relations and the negotiation and impact of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; contributions to earnings by non-utility subsidiaries; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; uncollectible accounts receivable; binding arbitration, litigation and related appeals; changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; the timing, terms and proceeds from any asset sale or monetization; and implementation of new processes and new core information systems. This news release should also be read in conjunction with the “Forward-Looking Statements” section in DTE Energy’s 2006 Form 10-K and 2007 Form 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy.
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For further information, members of the media may contact:

Scott Simons	Lorie N. Kessler
(313) 235-8808	(313) 235-8807

Analysts — for further information:

Dan Miner	Matt Krupinski
(313) 235-5525	(313) 235-6649

DTE Energy Company
Consolidated Statement of Operations (unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
(in Millions, Except per Share Amounts)	2007	2006	2007	2006
Operating Revenues	$1,954	$1,895	$4,684	$4,530

Operating Expenses
Fuel, purchased power and gas	698	588	1,833	1,648
Operation and maintenance	1,110	906	2,168	1,927
Depreciation, depletion and amortization	242	221	467	446
Taxes other than income	114	83	208	175
Gain on sale of non-utility business	(897)	—	(897)	—
Other asset (gains) and losses, reserves and impairments, net	(32)	127	(58)	122

	1,235	1,925	3,721	4,318

Operating Income (Loss)	719	(30)	963	212

Other (Income) and Deductions
Interest expense	134	134	271	267
Interest income	(11)	(13)	(21)	(25)
Other income	(6)	(12)	(24)	(24)
Other expenses	25	10	34	20

	142	119	260	238

Income (Loss) Before Income Taxes and Minority Interest	577	(149)	703	(26)

Income Tax Provision (Benefit)	247	(8)	297	50

Minority Interest (1)	(55)	(109)	(113)	(180)

Income (Loss) from Continuing Operations	385	(32)	519	104

Loss from Discontinued Operations, net of tax	—	(1)	—	(2)

Cumulative Effect of Accounting Change, net of tax	—	—	—	1

Net Income (Loss)	$385	$(33)	$519	$103

Basic Earnings per Common Share
Income (loss) from continuing operations	$2.21	$(.18)	$2.96	$.58
Discontinued operations	—	(.01)	—	(.01)
Cumulative effect of accounting change	—	—	—	.01

Total	$2.21	$(.19)	$2.96	$.58

Diluted Earnings per Common Share
Income (loss) from continuing operations	$2.20	$(.18)	$2.95	$.58
Discontinued operations	—	(.01)	—	(.01)
Cumulative effect of accounting change	—	—	—	.01

Total	$2.20	$(.19)	$2.95	$.58

Weighted Average Common Shares Outstanding
Basic	174	177	175	177
Diluted	175	177	176	178

Dividends Declared per Common Share	$.53	$.515	$1.06	$1.03

(1)	Primarily represents our partners’ share of synfuel project losses.

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended June 30
	2007				2006
	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings
Electric Utility	$60	$1	A	$64	$57	$23	C	$81
		3	B			1	A

Gas Utility	(7)	1	C	(3)	(14)	2	C	(10)
		3	A			2	A
Non-utility Operations
Coal & Gas Midstream	11	—		11	10	—		10
Unconventional Gas Production	(211)	210	D	5	2	—		2
		6	E
Power and Industrial Projects	6	—		6	(1)	(1	)C	(2)
Energy Trading	(13)	21	H	8	(23)			(23)
Synthetic Fuel	37	—		37	(34)	(8	)F	(42)

	(170)	237		67	(46)	(9)		(55)

Corporate and Other	502	37	A	(27)	(29)	12	A	(17)
		(566	)D

Income (Loss) from Continuing Operations	385	(284)		101	(32)	31		(1)

Discontinued Operations	—	—		—	(1)	1	G	—

Net Income (Loss)	$385	$(284)		$101	$(33)	$32		$(1)

     Adjustments key
A) Effective tax rate normalization	Quarterly adjustment to normalize effective tax rate. Annual results not impacted
B) Regulatory Asset Surcharge	Adjustment for billed sales
C) Performance Excellence Process	Costs to achieve savings from Performance Excellence Process
D) Antrim sale	Net impact pertaining to Antrim sale
E) Barnett impairment	Exploratory well write down
F) 2007 oil price option	Mark to market on 2007 synfuel oil hedges
G) Impairment charge	Impairment charge and operating results relating to the discontinuance of Dtech operations
H) Mark-to-market adjustment	Change in mark-to-market policy for natural gas contracts

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended June 30
	2007				2006
	Reported			Operating	Reported			Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings
Electric Utility	$.34	$.01	A	$.37	$.33	$.13	C	$.46
		.02	B
Gas Utility	(.04)	.01	C	(.01)	(.08)	.01	C	(.05)
		.02	A			.02	A
Non-utility Operations
Coal & Gas Midstream	.06	—		.06	.06	—		.06
Unconventional Gas Production	(1.20)	1.20	D	.03	.01	—		.01
		.03	E
Power and Industrial Projects	.04	—		.04	(.01)	(.01	)C	(.02)
Energy Trading	(.07)	.12	H	.05	(.13)	—		(.13)
Synthetic Fuel	.21	—		.21	(.19)	(.05	)F	(.24)

	(.96)	1.35		.39	(.26)	(.06)		(.32)
Corporate and Other	2.86	.21	A	(.16)	(.17)	.07	A	(.10)
		(3.23	)D
Income (Loss) from Continuing Operations	2.20	(1.61)		.59	(.18)	.17		(.01)

Discontinued Operations	—	—		—	(.01)	.01	G	—

Net Income (Loss)	$2.20	$(1.61)		$.59	$(.19)	$.18		$(.01)

     Adjustments key

A)	Effective tax rate normalization	Quarterly adjustment to normalize effective tax rate. Annual results not impacted
B)	Regulatory Asset Surcharge	Adjustment for billed sales
C)	Performance Excellence Process	Costs to achieve savings from Performance Excellence Process
D)	Antrim sale	Net impact pertaining to Antrim sale
E)	Barnett impairment.	Exploratory well write down
F)	2007 oil price option	Mark to market on 2007 synfuel oil hedges
G)	Impairment charge	Impairment charge and operating results relating to the discontinuance of Dtech operations
H)	Mark-to-market adjustment	Change in mark-to-market policy for natural gas contracts

DTE Energy Company
Segment Net Income (Unaudited)

	Six Months Ended June 30
	2007			2006
	Reported		Operating	Reported		Operating
(in Millions)	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings
Electric Utility	$100	$2A	$114	$116	$31D	$148
		6B			1A
		6C

Gas Utility	60	2D	60	36	4D	38
		(2)A			(2)A

Non-utility Operations
Coal & Gas Midstream	23	—	23	23	—	23
Unconventional Gas Production	(209)	210E	7	3	—	3
		6F
Power and Industrial Projects	10	—	10	(24)	—	(24)
Energy Trading	(12)	21L	9	5		5
Synthetic Fuel	75	(1)G	74	(13)	(14)G	10
					26H
					11I

	(113)	236	123	(6)	23	17

Corporate and Other	472	50A	(44)	(42)	9A	(33)
		(566)E

Income from Continuing Operations	519	(266)	253	104	66	170

Discontinued Operations	—	—	—	(2)	2J	—

Cumulative Effect of Accounting Change	—	—	—	1	(1)K	—

Net Income	$519	$(266)	$253	$103	$67	$170

     Adjustments key
A)	Effective tax rate normalization	Quarterly adjustment to normalize effective tax rate. Annual results not impacted
B)	Regulatory Asset surcharge	Adjustment for billed sales
C)	Detroit Thermal	Increase in loss reserves
D)	Performance Excellence Process	Costs to achieve savings from Performance Excellence Process
E)	Antrim sale	Net impact pertaining to Antrim sale
F)	Barnett impairment.	Exploratory well write down
G)	2007 oil price option	Mark to market on 2007 synfuel oil hedges
H)	2006 oil price option rollback	Mark to market on 2006 synfuel oil hedges recognized in 2005
I)	Impairment charge	Impairment charge PepTec operations
J)	Impairment charge	Impairment charge and operating results relating to the discontinuance of Dtech operations
K)	Cumulative effect of accounting change	Cumulative effect of a change in accounting principle from adoption of SFAS No. 123(R)
L)	Mark-to-market adjustment	Change in mark-to-market policy for natural gas contracts

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Six Months Ended June 30
	2007				2006
	Reported			Operating	Reported			Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings
Electric Utility	$.57	$.02	A	$.65	$.65	$.18	D	$.83
		.03	B
		.03	C

Gas Utility	.34	.01	D	.34	.21	.02	D	.22
		(.01	)A			(.01	)A

Non-utility Operations
Coal & Gas Midstream	.13	—		.13	.12	—		.12
Unconventional Gas Production	(1.19)	1.20	E	.04	.02	—		.02
		.03	F
Power and Industrial Projects	.06	—		.06	(.14)	—		(.14)
Energy Trading	(.07)	.12	L	.05	.03	—		.03
Synthetic Fuel	.43	—		.43	(.07)	(.08	)G	.06
						.15	H
						.06	I

	(.64)	1.35		.71	(.04)	.13		.09

Corporate and Other	2.68	.28	A	(.25)	(.24)	.05	A	(.19)
		(3.21	)E

Income from Continuing Operations	2.95	(1.50)		1.45	.58	.37		.95

Discontinued Operations	—	—		—	(.01)	.01	J	—

Cumulative Effect of Accounting Change	—	—		—	.01	(.01	)K	—

Net Income	$2.95	$(1.50)		$1.45	$.58	$.37		$.95

     Adjustments key

A)	Effective tax rate normalization	Quarterly adjustment to normalize effective tax rate. Annual results not impacted
B)	Regulatory Asset surcharge	Adjustment for billed sales
C)	Detroit Thermal	Increase in loss
D)	Performance Excellence Process	Costs to achieve savings from Performance Excellence Process
E)	Antrim Sale	Net impact pertaining to Antrim sale
F)	Barnett impairment	Exploratory well write down.
G)	2007 oil price option	Mark to market on 2007 synfuel oil hedges
H)	2006 oil price option rollback	Mark to market on 2006 synfuel oil hedges recognized in 2005
I)	Impairment charge	Impairment charge PepTec operations
J)	Impairment charge	Impairment charge and operating results relating to the discontinuance of Dtech operations
K)	Cumulative effect of accounting change	Cumulative effect of a change in accounting principle from adoption of SFAS No. 123(R)
L)	Mark-to-market adjustment	Change in mark-to-market policy for natural gas contracts

DTE Energy Company
Reconciliation of Cash from Operations to Adjusted Cash from Operations

(in Millions)	YTD June 30 2007	YTD June 30 2006
Cash from Operations	$998	$914
Synfuel Production Payment*	205	163

Adjusted Cash from Operations	$1,203	$1,077
*	accounted for in the investing activities section of the statement of cash flows